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Frequently Asked Questions About the Zion IPO

What is an initial public offering or IPO?

What are the terms of the IPO?

When does the IPO begin and when does it end?

Can I make multiple purchases?

Does my purchase have to be in multiples of 100 shares?

After the first subscription, can I make additional subscriptions of less than 100 shares?

What happens if the number of shares I list on the subscription agreement do not match with the amount of my check?

What does the underwriter and placement agents do?

Who is the underwriter?

What is the role of the NASD?

Why do the underwriter and placement agents get a percentage of the money?

Is there a way around the underwriter and placement agents?

What are subscriptions?

I will not receive my stock unless the minimum is met, correct?

What happens if the minimum is not met?

Does the "initial" closing mean the minimum has been met? What is "final closing"?

Will I be briefed on how the offering is going?

Why has no public market existed before?

How do I subscribe?

What happens when I send in my money to purchase shares?

Can I withdraw or revoke a subscription?

When will I receive my shares and how will I receive them?

When do my shares start trading on the American Stock Exchange?

After the first closing, what would be the difference between purchasing directly from Zion in the IPO and purchasing shares on the exchange?

What is an Initial Public Offering or IPO? An IPO is the first offering of shares of a company to the public.

What are the terms of the IPO? The terms are:

  Common stock @ $7.00 per share
  Minimum of 350,000 shares ($2.45 million)
  Maximum of 2,000,000 shares ($14 million)
  100 share ($700) minimum purchase per subscriber
  Underwriter: Network 1 Financial Securities, Inc. on a best efforts basis
  American Stock Exchange listing upon initial closing, symbol: ZN

When does the IPO begin and when does it end? Sales in the IPO commenced on _____, 2006, which was the date the offering was declared effective by the Securities and Exchange Commission ("SEC"). It could end on ______, 2006 if we have NOT sold at least 350,000 shares of our stock by then. Otherwise it will close when we have sold the maximum of 2,000,000 shares, or earlier if deemed appropriate by us and by the Underwriter.

Can I make multiple purchases? Yes...each purchase will require a separate subscription on our subscription agreement form.

Does my purchase have to be in multiples of 100 shares? No...your minimum purchase needs to be 100 shares, but it can be any number of shares above that.

After the first subscription, can I make additional subscriptions of less than 100 shares? No, each separate subscription must be at least 100 shares.

What happens if the number of shares I list on the subscription agreement do not match with the amount of my check? We will divide the dollar amount of your check by $7.00 per share to arrive at a whole number of shares. If there is any non-trivial amount of money left over, then we will send you a check for the difference. For example, say you send a check for $1,000 and mark in 140 shares. At $7.00 per share you would actually be purchasing 142 shares for $994 and we would refund you the $6.00 overpayment.

What do the underwriter and placement agents do? The underwriter and placement agents are licensed stock brokerage firms through whom our shares are sold. The individual broker who sells to you must also be registered in your state.

Who is the underwriter? Network 1 Financial Securities, Inc., Red Bank, NJ

What is the role of the NASD? The National Association of Securities Dealers (NASD) is a self-governing regulatory body set up by Federal law to police the activities of brokerage firms and securities dealers (such as individual stockbrokers), including underwriters and placement agents, for the protection of the investing public.

Why do the underwriter and placement agents get a percentage of the money? In order for us to comply with the securities laws of each state, our shares have to be sold by a registered or licensed broker in that state, who is entitled to a fee for his services. If we did not use an already licensed and registered brokerage firm, we would have had to hire licensed brokers and establish a subsidiary firm and then go through the process of licensing and registering state by state. This would take considerable time and money.

Is there a way around the underwriter and placement agents? There is no way around our agreement with them. Their percentage complies with the rules set by the NASD and is fair and reasonable for our type and size of offering.

What are subscriptions? A subscription is your offer to purchase a certain number of our shares from us as set out in the Subscription Form at the back of the prospectus. A completed subscription includes a check from you in the amount of the purchase, at $7.00 per share.

I will not receive my stock unless the minimum is met, correct? That is correct.

What happens if the minimum is not met? We have until November _____, 2006 to receive a total of $2,450,000 in subscriptions. If that minimum is not met by that date, all funds received will be returned with interest.

Does "initial" closing mean the minimum has been met? What is "final"closing? Yes, if the minimum is met, we will have an initial closing some time thereafter, but the exact time has not yet been determined. Then we will continue to accept additional subscriptions to a maximum of $14,000,000, or until some date as agreed between us and our underwriter, but no later than February 2007, after which we will have a "final" closing.

Will I be briefed on how the offering is going? Each subscriber, soon after the receipt of his subscription, will be given a web page address that can be used to follow the progress of the offering. That information will also be made available to any subscriber who writes or emails us asking for it.

Why has no public market existed before? We attempted a public offering in 2004, but were unsuccessful in raising the minimum of $6.5 million within the time limitations of the offering. We have since raised more than that amount from private investors and are in a much better position to complete a public offering.

How do I subscribe? Tear out the last page of the prospectus, which is a two-page subscription form. If you haven't retained your copy of the prospectus you can print the form from this link: www.zionoil.org/subform.pdf. Fill out the form with your personal information. Attach a check made payable to "Zion Oil & Gas, Escrow Account" and send it to Network 1 Financial Securities at the address at the back of the form.*

What happens when I send in my money to purchase shares? When you send in your subscription agreement and payment, your funds are deposited directly into an interest bearing savings account at Sterling Trust Company and commingled with the subscriptions of all the other investors. Zion does not have access to the funds until we have reached the minimum in the offering. If we do not reach the minimum by November __,2006, your money will be returned with interest. Once we reach the minimum, we will schedule the "initial" closing whereupon the funds will be transferred from the escrow account to Zion and your shares will be issued. Thereafter, until the offering closes, we will have periodic closings.*

Can I withdraw or revoke a subscription? Any subscription to purchase shares may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to your receipt of notice of its acceptance by Zion.

When will I receive my shares and how will I receive them? Your shares will be available to you shortly after each closing. The timing of the "initial" closing and subsequent closings is flexible and will be determined by us and the underwriter based on a number of factors. The "initial" closing will take place on a date set by us and our underwriter following our reaching our minimum offering amount. Your shares will be either delivered to you in a stock certificate or deposited electronically in your brokerage account, depending upon your election in the subscription agreement form.

When do my shares start trading on the American Stock Exchange? Whenever we have our first closing the shares that are issued then will begin trading on AMEX. The shares that are issued in each subsequent closing will be eligible for trading on the exchange immediately after being issued.

After the "initial" closing, what would be the difference between purchasing directly from Zion in the IPO and purchasing shares on the exchange? When you purchase in the IPO, we pay the brokerage commission; when you purchase on the exchange, you pay the brokerage commission. When you purchase in the IPO, the money you spend (less the commission) goes to Zion for the uses set forth in the Prospectus. When you purchase on the exchange, the money you spend (less your commission and the seller's commission) goes directly to the person selling you the stock through the exchange. When you purchase in the IPO, your price is $7.00 per share.

Return to Frequently Asked Questions about the Zion IPO

Go to Frequently Asked Questions about filling out the Subscription Agreement

Go to Frequently Asked Questions about the business and properties of Zion

Return to IPO main page

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

The information on this web page shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state.

* NOTICE: Any subscription to purchase shares may be withdrawn or revoked without obligation or commitment of any kind, at any time prior to notice of its acceptance.

Ready to Purchase Shares?*

  If you would like to subscribe to purchase shares now and do not want to wait for your prospectus to arrive in the mail, you may download the prospectus and subscription agreement.
  Prospectus download page
  Online subscription forms
  Subscription form tutorial

Frequently Asked Questions

  Initial Public Offering
  How to Purchase in the IPO
  Business and Properties of Zion

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